EXHIBIT 3.1(cc)(i)
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                            ARTICLES OF INCORPORATION
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                                       OF

                               QTV HOLDINGS, INC.
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               The undersigned, being a natural person of the age of 18
     years or older, does hereby act as incorporator for the purpose of incorporating a business corporation under the Business Corporation Law of 1988.

               FIRST:  The name of the corporation (hereinafter called the
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     "corporation") is QTV HOLDINGS, INC.

               SECOND:  The address of initial registered office of the
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     corporation in the Commonwealth of Pennsylvania is c/o Monetary
     Management Corporation, 408 Avenue of the States, Chester, Pennsylvania 19013. The registered office of the corporation in the Commonwealth of Pennsylvania shall be deemed for venue and official publication purposes to be located in Delaware County.

               THIRD:  The corporation is incorporated under the Business
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     Corporation Law of 1988.

               FOURTH:  The aggregate number of shares that the corporation
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     shall have authority to issue is one hundred, all of which are of a par value of one dollar each, and all of which are Common shares.


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               FIFTH:  The name and the address, including street and
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     number, of the incorporator are:

          NAME                               ADDRESS
          ----                               -------
     Athena Amaxas                      15 Columbus Circle
                                        New York, New York  10023-7773

               SIXTH:  The corporation has as its purpose the engaging in
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     all lawful business for which corporations may be incorporated under the Business Corporation Law of 1988.

               SEVENTH:  1.  The personal liability of the directors of the
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     corporation is limited to the fullest extent permitted by the provisions of the Business Corporation Law of 1988, as the same may be amended and supplemented.

                         2. The corporation shall, to the fullest extent permitted by the provisions of the Business Corporation Law of 1988, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                         3.  No shareholder shall have the right to
     cumulate his votes in any election of directors.

                         4. Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting pursuant to the provisions of Section 1766 of the Business Corporation Law of 1988, as the same may be amended and supplemented, upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting.

     Signed on December 28, 1992


                                        /s/ Athena Amaxas
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                                        Athena Amaxas, Incorporator